Filed pursuant to Rule 424(b)(3)(Form S-3 Registration
                                Nos. 33-61228, 33-55473, 33-64455 and 333-15379)

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

                  SUBJECT TO COMPLETION, DATED JANUARY 31, 1997

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS, DATED JANUARY 31, 1997)

                                   $50,000,000
                         ARIZONA PUBLIC SERVICE COMPANY
                                    QUICS(SM)
                      % QUARTERLY INCOME CAPITAL SECURITIES
               (SERIES B JUNIOR SUBORDINATED DEBENTURES DUE 2037)

    The % Quarterly Income Capital Securities (Series B Junior Subordinated Debentures Due 2037) (the "Capital Securities") will mature on , 2037. Interest on the Capital Securities is payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing on . The Capital Securities will be redeemable at the option of Arizona Public Service Company (the "Company"), in whole or in part, on or after at 100% of the principal amount to be redeemed together with accrued interest to the redemption date. The Capital Securities will be available for purchase in denominations of $25.00 and any integral multiple thereof. Each $25.00 principal amount of Capital Securities is referred to herein as a "Capital Security." The Capital Securities will be represented by a Global Security registered in the name of Cede & Co., as nominee for The Depository Trust Company (the "Depositary"), which has agreed to act as securities depositary for the Capital Securities. Except under the limited circumstances described herein, beneficial interests in Capital Securities will be shown only on records maintained by, transfers of Capital Securities will be effected only through, and payments of principal of and interest on Capital Securities will be made only through, the Depositary or a successor depositary. See "Certain Terms of the Capital Securities" and, in the accompanying Prospectus, "Description of Debt Securities."

   The obligations of the Company under the Capital Securities are subordinate and junior in right of payment to Senior Debt (as defined in the accompanying Prospectus) of the Company. As of December 31, 1996, outstanding Senior Debt of the Company aggregated approximately $2 billion.

   Application will be made to have the Capital Securities listed on the New York Stock Exchange. If approved for listing, trading of the Capital Securities on the New York Stock Exchange is expected to commence within 30 days after the initial delivery of the Capital Securities

   SEE "INVESTMENT CONSIDERATIONS" ON PAGE S-3 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE CAPITAL SECURITIES, INCLUDING THE PERIODS AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT OF INTEREST ON THE CAPITAL SECURITIES MAY BE DEFERRED AND THE RELATED U.S. FEDERAL INCOME TAX CONSEQUENCES.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
       UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                        Price to    Underwriting   Proceeds to
                                        Public(1)    Discount(2)(3)  Company(4)
--------------------------------------------------------------------------------
Per Capital Security ................   $  25.00      $              $
Total ...............................  $50,000,000    $              $
--------------------------------------------------------------------------------

(1)  Plus accrued interest, if any, from the date of original issuance.
(2) The Company has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) The Company has agreed to pay to the Underwriters as compensation (the Underwriters' Compensation) $ per Capital Security, except for Capital
     Securities sold to certain institutions, for which the Underwriters' Compensation will be $ per Capital Security. Therefore, to the extent the Capital Securities are sold to such institutions, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified above. See "Underwriting".
(4)  Before  deducting  expenses  payable  by the  Company  estimated  at $   .

   The Capital Securities are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Capital Securities will be ready for delivery in New York, New York, on or about , 1997.

LEHMAN BROTHERS
                         MERRILL LYNCH & CO.
                                                      PAINEWEBBER INCORPORATED
             , 1997
(sm)QUICS is a service mark of Lehman Brothers Inc.

   IN CONNECTION, WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CAPITAL SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                        PROSPECTUS SUPPLEMENT SUMMARY

   The  following  summary is  qualified  in its  entirety by the more  detailed
information  appearing  elsewhere,   or  incorporated  by  reference,   in  this
Prospectus Supplement and the accompanying Prospectus.

The Company ..................................   Arizona Public Service  Company
                                                 is   principally   engaged   in
                                                 providing  electricity  in  the
                                                 State of Arizona. The principal
                                                 executive    offices   of   the
                                                 Company   are  located  at  400
                                                 North  Fifth  Street,  Phoenix,
                                                 Arizona 85004 and its telephone
                                                 number is (602) 250-1000.

Securities Offered ...........................   %  Quarterly   Income   Capital
                                                 Securities   (Series  B  Junior
                                                 Subordinated   Debentures   Due
                                                 2037).   $50,000,000  aggregate
                                                 principal  amount.  The Capital
                                                 Securities  will  mature  on  ,
                                                 2037 . The  Capital  Securities
                                                 are  subordinate  and junior in
                                                 right of  payment to all Senior
                                                 Debt   of  the   Company.   See
                                                 "Investment  Considerations  --
                                                 Subordination     of    Capital
                                                 Securities."     The    Capital
                                                 Securities  will  be  available
                                                 for  purchase in  denominations
                                                 of    $25.00    and    integral
                                                 multiples thereof.

Interest .....................................   Holders    of    the    Capital
                                                 Securities  will be entitled to
                                                 receive interest at the rate of
                                                 % per annum,  accruing from the
                                                 date of original  issuance  and
                                                 payable quarterly in arrears on
                                                 March 31, June 30, September 30
                                                 and   December 31 of each  year
                                                 commencing  on       (each,  an
                                                 interest   Payment  Date).  See
                                                 "Certain  Terms of the  Capital
                                                 Securities".

Options to Extend Interest Payment Period  ...   The Company shall have right to
                                                 defer  payment of  interest  on
                                                 the   Capital   Securities   by
                                                 extending the interest  payment
                                                 period  from  time to time to a
                                                 period   not    exceeding    20
                                                 consecutive   quarters.   There
                                                 could  be  multiple   Extension
                                                 Periods  (as  defined below) of
                                                 varying lengths  throughout the
                                                 term of the Capital Securities.
                                                 During  an  Extension   Period,
                                                 interest    on   the    Capital
                                                 Securities   will  continue  to
                                                 accrue  at  the  rate  of % per
                                                 annum, compounded quarterly, to
                                                 the   extent    permitted    by
                                                 applicable   law.   During   an
                                                 Extension  Period,  holders  of
                                                 Capital   Securities   will  be
                                                 required to include interest in
                                                 their gross  income for federal
                                                 income tax purposes as original
                                                 issue   discount   (OID)   even
                                                 though   the   cash    payments
                                                 attributable  thereto  have not
                                                 been made.  See "Certain  Terms
                                                 of the  Capital  Securities  --
                                                 Options   to  Extend   Interest
                                                 Payment   Period"  and  "United
                                                 States   Taxation   --   United
                                                 States    Holders    -   Stated
                                                 Interest  and  Original   Issue
                                                 Discount."

Redemption ...................................   The Capital Securities will not
                                                 be  redeemable  prior  to , 20;
                                                 the Capital  Securities will be
                                                 redeemable at the option of the
                                                 Company, as a whole or in part,
                                                 at any  time  on or  after , 20
                                                 and prior to maturity, upon not
                                                 less  than 30 nor more  than 60
                                                 days'  notice,  at  100% of the
                                                 principal    amount    redeemed
                                                 together with accrued  interest
                                                 to  the  redemption  date.  See
                                                 "Certain  Terms of the  Capital
                                                 Securities -- Redemption."

                          INVESTMENT CONSIDERATIONS


   Prospective purchasers of Capital Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters:

   SUBORDINATION OF CAPITAL SECURITIES. The obligations of the Company under the Capital Securities are subordinate and junior in right of payment to Senior Debt of the Company and rank pari passu in right of payment to other subordinated debt of the Company. As of December 31, 1996, outstanding Senior Debt and subordinated debt of the Company aggregated approximately $2 billion and $75 million, respectively. There are no terms in the Capital Securities that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Capital Securities. See "Description of Debt Securities -- Subordination" in the accompanying Prospectus.

   OPTION TO EXTEND INTEREST PAYMENT PERIOD. The Company has the right under the Indenture to extend the interest payment period from time to time on the Capital Securities to a period not exceeding 20 consecutive quarters (an "Extension Period"). At the end of an Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the same rate as specified for the Capital Securities to the extent permitted by applicable law). During any Extension Period, the Company may not declare or pay dividends on, or redeem, purchase or acquire, any of its capital stock, except that the Company may make mandatory sinking fund payments with respect to its $10.00 Cumulative Preferred Stock, Series U ($100 par value), and its $7.875 Cumulative Preferred Stock, Series V ($100 par value). Therefore, the Company believes that the likelihood of an extension of an interest payment period on the Capital
Securities is remote. Prior to the termination of any Extension Period, the Company may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Capital Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. See "Certain Terms of the Capital Securities -- Option to Extend Interest Payment Period."

   Should an Extension Period occur, holders of the Capital Securities will continue to accrue income for United States federal income tax purposes even though interest is not being paid on a current basis. As a result, such a holder would include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash, and would not receive the cash from the Company related to such income if such a holder disposes of his or her Capital Securities prior to the record date for payment of interest. See "United States Taxation -- United States Holders -- Sale or Redemption of Capital Securities."

   CERTAIN TRADING CHARACTERISTICS OF THE CAPITAL SECURITIES. The Capital Securities are expected to trade as other securities on the equity floor of the New York Stock Exchange. Consequently, purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Capital Securities that is not included in the trading price. For certain tax consequences with respect to such Capital Securities, see "United States Taxation." Trading prices of the Capital Securities are expected to be quoted in dollars per $25.00 unit of Capital Securities rather than in percentages of their principal amount.

                           APPLICATION OF PROCEEDS

   The Company intends to apply the net proceeds from the sale of the Capital Securities to the repayment of short-term borrowings incurred or to be incurred in connection with the redemption, repurchase, repayment or retirement of the Company's cumulative preferred stock. The estimated average interest rate of the short-term borrowings to be retired is 5.5%. Any proceeds not immediately so applied will be invested temporarily, pending such application, in United States government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by United States government or agency obligations, or will be deposited with banks.

                   CERTAIN TERMS OF THE CAPITAL SECURITIES

   The following description of specific terms of the Capital Securities supplements and should be read in conjunction with the description of the general terms and provisions of the Debt Securities set forth in the accompanying

Prospectus under the caption "Description of Debt Securities." The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Indenture, dated as of January 1, 1995, between the Company and The Bank of New York, as Trustee, as supplemented by a First Supplemental Indenture, dated as of January 1, 1995 and by a Second Supplemental Indenture dated as of , 1997 (the Indenture, as so supplemented, is hereinafter referred to as the "Indenture").

PRINCIPAL AMOUNT, INTEREST AND MATURITY

   The Capital Securities will be issued as a series of Debt Securities under the Indenture. The Capital Securities will be limited in aggregate principal amount to $50 million. There is no limit on the amount of additional securities similar to the Capital Securities that may be issued under the Indenture.

   The Capital Securities will mature on , 2037 and will bear interest at the rate per annum shown in the title thereof from the date on which the Capital
Securities are issued until the principal amount thereof becomes due and payable. Interest will be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on . Interest will be payable to the persons in whose names the Capital Securities are registered at the close of business on the relevant record dates, which will be one Business Day (as hereinafter defined) prior to the relevant payment dates. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Capital Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or obligated by law to close.

GLOBAL SECURITIES

   The Capital Securities will be represented by a Global Security or Securities that will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary"), and will be available for purchase in denominations of $25.00 and integral multiples thereof.

   The Depositary has advised the Company and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

   A further description of the Depositary's procedures with respect to the Capital Securities is set forth under "Description of Debt Securities -Global Securities" in the accompanying Prospectus.

REDEMPTION

   The Capital Securities will be redeemable at the option of the Company, as a whole or in part, at any time on or after and prior to maturity, upon not less than 30 nor more than 60 days' notice, at 100% of the principal amount redeemed together with accrued interest to the redemption date. If a partial redemption would result in a delisting of the Capital Securities from any national securities exchange on which the Capital Securities are then listed, the Company may redeem such Capital Securities only in whole.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

   The Company shall have the right at any time during the term of the Capital Securities to extend the interest payment period from time to time to a period not exceeding 20 consecutive quarters. At the end of an Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the same rate as specified for the Capital Securities to the extent permitted by applicable law). During any Extension Period, the Company may not declare or pay any dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing, except that the Company may make mandatory sinking fund payments with respect to its $10.00 Cumulative Preferred Stock, Series U ($100 par value), and its $7.875 Cumulative Preferred Stock, Series V ($100 par value). Prior to the termination of any Extension Period, the Company may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Capital Securities. Upon the termination of an Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable. The Company shall give the holders of the Capital Securities notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next interest payment date or (ii) the date the Company is required to give notice to holders of the Capital Securities (or, if applicable, to the New York Stock Exchange or other applicable self-regulatory organization) of the record or payment date of such interest payment, but in any event not less than two Business Days prior to such record date.

DEFEASANCE

   The provisions described in the accompanying Prospectus under the caption "Description of Debt Securities -- Defeasance and Covenant Defeasance" are applicable to the Capital Securities.

PAYING AGENT AND REGISTRAR

   The Bank of New York will act as Paying Agent and Registrar for the Capital Securities.

                            UNITED STATES TAXATION

   The following summary describes the principal United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities. This summary addresses Capital Securities held as capital assets by holders that acquire Capital Securities on their original issue at their original offering price, and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, insurance companies, tax-exempt organizations, persons holding Capital Securities as part of a hedging or conversion transaction or a straddle or holders whose "functional currency" is not the U.S. dollar.

   The statements of law or legal conclusion set forth in this summary constitute the opinion of Snell & Wilmer L.L.P., special tax counsel to the Company. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings, pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change. Any such change, which may be retroactive, may cause the United States federal income tax consequences to vary substantially from the consequences described below. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts, and the authorities on which this summary is based are subject to various interpretations. It is, therefore, possible that the United States federal income tax treatment of the purchase, ownership and disposition of Capital Securities may differ from the treatment described below.

   Furthermore, recently proposed Internal Revenue Service regulations ( the "Proposed Regulations") revise various elements of the current regime governing withholding and backup withholding, including the process for certifying the status of United States Alien Holders, as hereinafter defined. In particular, the Proposed Regulations would modify the current rules applicable to the certification required in the case of foreign partnerships and the partners of such foreign partnerships. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or that, if and when adopted in temporary or final form, the provisions of such regulations will be the form currently proposed.

   PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CAPITAL SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

UNITED STATES HOLDERS -- STATED INTEREST AND ORIGINAL ISSUE DISCOUNT

   Under recently issued Treasury Regulations applicable to debt instruments issued on or after August 13, 1996, generally, stated interest on a debt instrument will give rise to original issue discount ("OID") unless the likelihood of late payment or nonpayment is a "remote contingency." Under the Indenture, the Company has the right to defer the payment of interest on the Capital Securities at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the maturity of the Capital Securities. The Company believes that the likelihood of it exercising its option to defer payments of interest is remote because exercising the option would, among other things, prevent the Company from declaring dividends on, redeeming, or otherwise acquiring, its capital stock, subject to certain exceptions. Accordingly, the Company believes that the Capital Securities should be considered as issued without OID and, therefore, except as set forth below, stated interest on Capital Securities will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for United States federal income tax purposes.As used herein, a "United States Holder" means a beneficial owner of Capital Securities that is a citizen or resident of the United States, a corporation or partnership organized in or under the laws of the United States, any state thereof or the District of Columbia, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. This summary also addresses Capital Securities acquired by United States Alien Holders, as defined below.

   Notwithstanding the foregoing, should the Company exercise its right to defer payments of interest, the Capital Securities would at that time be treated as having been reissued with OID. Consequently, United States Holders (even if they used the cash method of accounting for United States federal income tax purposes) would be required to include OID in income on an economic accrual basis for as long as the Capital Securities remained outstanding, including any Extension Periods. The amount of OID that would accrue in any quarterly period would approximately equal the amount of interest that accrues in that quarterly period at the stated interest rate. A United States Holder that disposed of Capital Securities before the record date for the payment of interest following an Extension Period would include interest in gross income as it accrued on the Capital Securities but would not receive any interest payments related thereto from the Company.

UNITED STATES HOLDERS -- SALE OR REDEMPTION OF CAPITAL SECURITIES

   Gain or loss will be recognized by a United States Holder on a sale of Capital Securities (including a redemption) in an amount equal to the difference between the amount realized (which, for this purpose, will exclude amounts attributable to accrued interest not previously included in income as interest or OID) and the United States Holder's adjusted tax basis in the Capital Securities sold or redeemed. The tax basis of a United States Holder in its Capital Securities would be increased by any OID included in income and decreased by any subsequent payments of interest. A United States Holder that disposed of Capital Securities during an Extension Period may recognize a capital loss because the market value of the Capital Securities may not fully reflect interest accrued as OID during such Extension Period. Gain or loss recognized by a United States Holder on Capital Securities held for more than one year will generally be taxable as long-term capital gain or loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income.

UNITED STATES HOLDERS -- INFORMATION REPORTING AND BACKUP WITHHOLDING

   The amount of interest paid or OID accrued, if any, on Capital Securities held of record by United States Holders (other than corporations and other exempt holders) will be reported annually to the IRS. It is anticipated that such interest or OID will be reported to holders on Form 1099 and delivered by January 31 following each calendar year.

   "Backup withholding" at a rate of 31% will apply to payments of interest to non-exempt United States Holders unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

   Payment of the proceeds from the disposition of Capital Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder's United States federal income tax liability, provided the required information is furnished to the IRS.

UNITED STATES ALIEN HOLDERS

   For purposes of this discussion, a "United States Alien Holder" is any holder who or that is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of Capital Securities.

   Under current United States federal income tax law, subject to the discussion below with respect to backup withholding: (i) payments by the Company or any of its paying agents to any holder of Capital Securities who or that is a United States Alien Holder will not be subject to United States federal withholding tax provided that (a) the beneficial owner of Capital Secuirites does not actually or constructively own 10% or more of the total combined voting power of all classes of capital stock of the Company entitled to vote, (b) the beneficial owner of Capital Securities is not a controlled foreign corporation that is related to the Company through stock ownership and (c) either (x) the beneficial owner of Capital Securities certifies to the Company or its agents, under penalties of perjury, that it is a United States Alien Holder and provides its name and address or (y) the holder of Capital Securities is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), and such holder certified to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the Company or its agent with a copy thereof, and (ii) a United
States Alien Holder of Capital Securities will generally not be subject to United States federal income or withholding taxes on any gain realized on the sale or exchange of Capital Securities if (a) such gain is not effectively connected with a U. S. trade or business of the United States Alien Holder and
(b) in the case of an individual, such United States Alien Holder (x) is not present in the United States for 183 days or more in the taxable year of the sale or exchange and (y) does not have a tax home (as defined in Section 911
(d)(3) of the Code) in the United States in the taxable year of the sale or exchange and the gain is not attributable to an office or other fixed place of business maintained by such individual in the United States.

UNITED STATES ALIEN HOLDERS -- INFORMATION REPORTING AND BACKUP WITHOLDING

   Information reporting and backup withholding will not apply to payments of principal and interest (including OID) made by the Company or a paying agent to a United States Alien Holder on Capital Securities if the certification described in clause (i)(c) under "United States Alien Holders" above is received, or if the United States Alien Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the holder is a United States Holder. The Company or a paying agent, however, may report (on Internal Revenue Service Form 1042S) payments of interest (including
OID) on Capital Securities.

   Payments of the proceeds from the sale by a United States Alien Holder of Capital Securities made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceeding the payment is effectively connected with a United States trade or business, information reporting may apply to such payments. Payments of proceeds from the sale of Capital Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the United States Alien Holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                                 UNDERWRITING

   The Underwriters named below have severally agreed to purchase from the Company the following respective principal amounts of Capital Securities:

 Underwriter                                                   Principal Amount
 -----------                                                   ----------------
Lehman Brothers Inc. ...........................              $
Merrill Lynch, Pierce, Fenner & Smith
 Incorporated ..................................
PaineWebber Incorporated .......................
                                                              ----------------
  Total ........................................                 $50,000,000
                                                              ================

   The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will be obligated to purchase all of the Capital Securities if any are purchased.

   The Company has been advised by the several Underwriters that they propose to offer Capital Securities to the public initially at the price to public set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $ per Capital Security; that the Underwriters and such dealers may reallow a discount not in excess of $ per Capital Security on sales to certain other dealers; and that after the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.

   The Capital Securities are a new issue of securities with no established trading market. Application will be made to have the Capital Securities listed on the New York Stock Exchange (the "Exchange"). In order to meet one of the requirements for listing the Capital Securities on the Exchange, the Underwriters will undertake to sell 1,000,000 or more Capital Securities to a minimum of 400 beneficial holders. Trading of the Capital Securities on the Exchange is expected to commence within a thirty-day period after the initial delivery of the Capital Securities. The Company has been advised by the Underwriters that they intend to make a market in the Capital Securities, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Capital Securities.

   Certain of the Underwriters have provided various investment banking services, including serving as commercial paper dealers under the Company's commercial paper program, to the Company and its affiliates from time to time, for which they have received customary compensation. In addition, certain of the Underwriters have provided various investment banking services to Pinnacle West Capital Corporation, the Company's parent, from time to time, for which they have received customary compensation.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   See "Plan of Distribution" in the accompanying Prospectus for further information regarding the distribution of Capital Securities.

                                  LEGAL MATTERS

   Statements as to United States taxation in the Prospectus Supplement under the caption "United States Taxation" have been passed upon for the Company by Snell & Wilmer L.L.P., special tax counsel to the Company, and are stated herein on their authority as experts.

                        ARIZONA PUBLIC SERVICE COMPANY


                             FIRST MORTGAGE BONDS
                                 SENIOR NOTES
                               DEBT SECURITIES

   Arizona Public Service Company (the "Company") intends from time to time to issue up to $75,000,000 aggregate principal amount of its first mortgage bonds (the "New Bonds"), senior notes (the "Senior Notes"), or unsecured debt securities ("Debt Securities") of the Company (collectively, the "Securities"), in one or more series at prices and on terms to be determined at the time of sale.

   For each issue of Securities for which this Prosepctus is being delivered (the "Offered Bonds," the "Offered Senior Notes," or the "Offered Debt Securities" and, collectively, the "Offered Securities"), there will be an accompanying Prospectus Supplement (the "Prospectus Supplement") that sets forth, without limitation and to the extent applicable, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, rate of interest (which may be fixed or variable) or method of calculation thereof, time of payment of interest, any terms for redemption, any sinking fund provisions, any subordination provisions, the initial public offering price, the names of any underwriters or agents, the principal amounts, if any, to be purchased by the underwriters, the compensation of such underwriters or agents, and any other special terms of the Offered Securities. The Prospectus Supplement relating to any series of Offered Securities will also contain information concerning certain United States federal income tax considerations, if applicable to the Offered Securities.

   The Company may sell Securities directly to purchasers or through agents designated from time to time by the Company or to or through underwriters or a group of underwriters which may be managed by one or more underwriters. If any agents of the Company or any underwriters are involved in the sale of Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commission or discount will be set forth in the applicable Prospectus Supplement. The net proceeds to the Company from the sale of Securities will be the public offering price of such Secutiries less such discount, in the case of an offering through an underwriter, or the purchase price of such Securities less such commission, in the case of an offering through an agent, and less, in each case, other expenses of the Company associated with the issuance and distribution of such Securities.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is January 31, 1997

                            AVAILABLE INFORMATION

   Arizona Public Service Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be obtained at prescribed rates from the Public Reference Section of the Commission or may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain of its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. In addition, such material may be accessed electronically by means of the Commission's Web Site on the Internet at http://www.sec.gov. Certain securities of the Company are listed on the New York Stock Exchange. Reports, proxy materials, and other information concerning the Company can be inspected at the office of this exchange at 20 Broad Street, 7th Floor, New York, New York 10005.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents previously filed with the Commission by the Company (File No. 1-4473) are incorporated by reference in this Prospectus:

   1. The Company's Form 10-K Report for the fiscal year ended December 31, 1995 (the "1995 10-K Report");

   2. The Company's Form 10-Q Reports for the fiscal quarters ended March 31, June 30, and September 30, 1996; and

   3. The Company's Form 8-K Reports, dated August 28 and November 19 (the "November 8-K Report"), 1996.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act after the filing date of the November 8-K Report and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

   Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Request for such copies should be directed to Arizona Public Service Company, Office of the Secretary, Station 9068, P.O. Box 53999, Phoenix, Arizona 85072-3999, (602) 250-3252.

                             SELECTED INFORMATION

   The following material is qualified in its entirety by reference to the detailed information and financial statements incorporated by reference in this Prospectus.
                                 THE OFFERING

Securities Offered ......................  Up to $75,000,000 of any  combination
                                           of  First  Mortgage   Bonds,   Senior
                                           Notes, and Debt Securities.

Application of Proceeds .................  Except as otherwise  described in the
                                           Prospectus   Supplement,    the   net
                                           proceeds  of the  Offered  Securities
                                           will  be  applied  primarily  to  the
                                           redemption, repurchase, repayment, or
                                           retirement       of       outstanding
                                           indebtedness and preferred stock, and
                                           temporary   investment  pending  such
                                           application.

                                  THE COMPANY

Business ................................  Electric      utility       servicing
                                           approximately 705,000 customers in an
                                           area that  includes all or part of 11
                                           of Arizona's 15 counties.


Generating Fuel Mix (estimated for the
 twelve months ended December 31, 1996).   Coal--32.52%;   Nuclear--26.44%;
                                           Purchases--38.06%; Other--2.98%.

FINANCIAL DATA (THOUSANDS OF DOLLARS):

                                                    Twelve Months Ended
                                         --------------------------------------
                                                       December 31,
                                         --------------------------------------
                                             1996         1995         1994
                                         ------------ ------------ ------------
Electric Operating Revenues  .....       $1,718,272   $1,614,952   $1,626,168
                                         ============ ============ ============
Net Income .......................       $  243,471   $  239,570   $  243,486
                                         ============ ============ ============
Ratio of Earnings to Fixed Charges             2.84         2.77         2.96

CAPITALIZATION DATA (THOUSANDS OF DOLLARS):

                                                                        As Adjusted(2)
                                                    As Of         -------------------------
                                             December 31, 1996(1)    Amount     Percentage
                                             -------------------- ------------ ------------
Total Debt (including current maturities)        $2,200,162        $2,250,162      54.2%
Preferred Stock ..........................          218,673           168,673       4.1
Common Stock Equity ......................        1,729,390         1,729,390      43.4
                                             -------------------- ------------ ------------
  Total Capitalization ...................       $4,148,225        $4,148,225     100.0%
                                             ==================== ============ ============

---------------
(1) Financial information as of and for the twelve months ended December 31, 1996 is unaudited but, in the judgment of the Company's management, contains all necessary adjustments for a fair presentation of the financial position of the Company on such date and the results of operations for such period.


(2) For the (i) assumed issuance of $75 million of the Offered Securities; (ii) redemption, repayment, repurchase or retirement of $50 million of the Company's cumulative preferred stock; and (iii) redemption of $25 million of the Company's long-term debt.

                                 THE COMPANY

   The Company was incorporated in 1920 under the laws of Arizona and is principally engaged in providing electricity in the State of Arizona. The principal executive offices of the Company are located at 400 North Fifth Street, Phoenix, Arizona 85004 and its telephone number is (602) 250-1000.

                           APPLICATION OF PROCEEDS

   Except as otherwise described in the Prospectus Supplement, the net proceeds of the Offered Securities will be applied primarily to the redemption, repurchase, repayment, or retirement of outstanding indebtedness and preferred stock. Any proceeds not immediately so applied when received may be invested temporarily, pending such application, in United States government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by United States government or agency obligations, or will be deposited with banks.

                               EARNINGS RATIOS

   The following table sets forth the Company's historical ratio of earnings to fixed charges for each of the indicated periods:

                           Twelve Months Ended
--------------------------------------------------------------------------------
                               December 31,
--------------------------------------------------------------------------------
    1996           1995            1994               1993            1992
    ----           ----            ----               ----            ----
    2.84           2.77            2.96               2.99            2.73

   For the purposes of these computations, "earnings" are defined as the sum of pre-tax income plus fixed charges of the Company and its subsidiaries; "fixed charges" consist of interest on debt, amortization of debt discount, premium, and expense and an estimated interest factor in rentals.

                                  SECURITIES

   The Securities may be issued in one or more series as (i) first mortgage bonds ("New Bonds"), (ii) notes secured by New Bonds or, in the circumstances described under the caption "Description of Senior Notes -- Security; Release Date," as unsecured notes (such notes are herein referred to as "Senior Notes"), or (iii) unsecured debt securities ("Debt Securities"). From and after the "Release Date" (as defined below), any outstanding Senior Notes secured by New Bonds when issued will cease to be secured and will become unsecured obligations of the Company. The New Bonds are described below under the caption "Description of New Bonds," the Senior Notes are described below under the caption "Description of Senior Notes," and the Debt Securities are described below under the caption "Description of Debt Securities."

                           DESCRIPTION OF NEW BONDS

GENERAL

   The New Bonds may be issued in one or more new series under the Mortgage and Deed of Trust dated as of July 1, 1946 between the Company and The Bank of New York, as successor Trustee ("Bond Trustee"), which as heretofore amended and supplemented is herein referred to as the "Mortgage," and which is to be further amended and supplemented by appropriate Supplemental Indentures ("Bond Supplemental Indentures"). The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Mortgage, the New Bonds, and the Bond Supplemental Indentures, the forms of which are filed, or will be filed, as exhibits to the registration statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in such documents are referred to herein or in a Prospectus Supplement, such provisions or defined terms are incorporated by reference herein or therein, as the case may be.

   Reference is made to the Prospectus Supplement relating to any particular issue of Offered Bonds for the following terms: (1) the aggregate principal amount of the Offered Bonds; (2) the date on which such Offered Bonds mature;
(3) the rate per annum at which such Offered Bonds will bear interest; (4) the times at which such interest will be payable; (5) the date, if any, after which such Offered Bonds may be redeemed at the option of the Company and the redemption price; (6) whether any of such Offered Bonds will be issuable in whole or in part in the form of one or more Global Securities and, if so, the Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security, and any circumstances under which any such Global Security may be exchanged in whole or in part for Offered Bonds, registered in the names of persons other than the Depositary for such Global Security or its nominee; and (7) any other special terms. Interest will be paid to the person in whose name the Offered Bonds are registered at the close of business on the record date, as established in the Bond Supplemental Indenture relating thereto, preceding the interest payment date in respect thereof. The New Bonds will be issued as fully registered bonds, without coupons, in denominations of $1,000 and multiples thereof. The New Bonds will be transferable at any time without any service or other charge, except transfer taxes and other governmental charges, if any.

   Except as otherwise described under the heading "Description of New Bonds -Issuance of Additional Bonds" or in the Prospectus Supplement, the covenants contained in the Mortgage and the New Bonds would not afford holders of the New Bonds protection in the event of a highly-leveraged transaction involving the Company.

REDEMPTION

   The Offered Bonds are redeemable as set forth in the Prospectus Supplement relating thereto and, subject to any qualifications or variations set forth in any such Prospectus Supplement, are also subject to redemption, in each case at the principal amount of the Offered Bonds to be redeemed together with accrued interest to the date fixed for redemption, (i) in whole or in part with the proceeds from mortgaged property of the Company taken under eminent domain by, or otherwise sold to, a governmental body or agency; (ii) in whole or in part with the Proceeds of Released Property, including proceeds from the sale or other disposition (including a sale and leaseback) of property released from the lien of the Mortgage as specified in section (b) of the second to the last paragraph under the heading "Description of New Bonds -- Security" below; and
(iii) in whole, together with all other first mortgage bonds of the Company then outstanding, within twelve months of certain mergers or other transactions involving the transfer of substantially all of the property subject to the lien of the Mortgage, as then amended. In addition, after the date and at the price set forth in the Prospectus Supplement, Offered Bonds may be redeemed in whole or in part with cash deposited in the replacement fund discussed below.

SECURITY

   The New Bonds will rank pari passu, except as to any sinking fund or similar fund provided for a particular series, with all bonds at any time outstanding under the Mortgage. The Mortgage constitutes a first mortgage lien on substantially all the fixed property owned by the Company (which does not include a combined cycle plant or certain interests in Unit 2 of the Palo Verde Nuclear Generating Station being leased), other than property specifically excepted by the Mortgage. Such lien and the Company's title to certain of its properties are subject to Excepted Encumbrances, to minor leases, defects, irregularities, and deficiencies, and to the considerations discussed below with respect to the Four Corners and Navajo Plant locations. The lien of the Mortgage will also extend to all after-acquired property (other than the excepted classes) located in the jurisdictions in which the necessary recordations or filings have been accomplished, subject to Excepted Encumbrances and to liens existing or placed on such property at the time of its acquisition by the Company.

   Both the Four Corners and the Navajo Plants are located on property held by the plant participants under leases from the Navajo Tribe and easements from the Secretary of the Interior. The leases extend from their respective effective dates in 1966 and 1969 for terms of 50 years with rights of renewal for up to 25 additional years. The easements are for 50-year terms from the same effective dates. While the Company owns the rights conferred upon it by the leases from the Navajo Tribe, the Company does not make any representation with respect to the Tribe's interest in the lands leased (but is not aware of any assertion of a contesting claim to such lands) or with respect to the enforceability of the leases against the Tribe.

   The Mortgage requires the Company to keep the property encumbered thereby as an operating system or systems in good repair and working order, but permits the permanent discontinuance or reduction in capacity of any such properties which, in the judgment of the Board of Directors of the Company, is desirable in the conduct of its business or which is ordered by a regulatory authority or which properties are to be sold or disposed of by the Company.

   When not in default under the Mortgage, the Company may obtain the release from the lien thereof of (a) property that has become unserviceable, obsolete, or unnecessary for use in the Company's operations, provided that it replaces such property with, or substitutes for the same, an equal value of other property, and (b) other property that has been sold or otherwise disposed of, provided that the Company deposits with the Bond Trustee cash in an amount, waives the right to issue additional bonds on the basis of retired bonds previously issued in an amount, or utilizes as a credit net Property Additions acquired by the Company within the preceding five years and having a fair value (not more than Cost), equal to the fair value of the property to be released.

   The Bond Trustee may, and upon request of the Company shall, cancel and discharge the lien of the Mortgage and all indentures supplemental thereto whenever all indebtedness secured by the Mortgage has been paid.

ISSUANCE OF ADDITIONAL BONDS

   Additional bonds may be issued under the Mortgage in a principal amount equal to (a) 60% of net Property Additions, (b) the principal amount of certain redeemed or retired bonds previously issued, and/or (c) deposited cash, provided that the Company's Adjusted Net Earnings over a twelve-month period are at least two times the annual interest on all bonds to be outstanding under the Mortgage after the issuance and on indebtedness secured by prior liens. Exceptions to this earnings coverage requirement apply to bonds issued on the basis of redeemed or retired bonds where the redeemed or retired bonds bore a higher rate of interest and where certain other conditions are satisfied. In addition, the Company's articles of incorporation allow the Company to issue additional preferred stock when certain earnings coverage requirements are met. Exceptions to this earnings coverage requirement apply to preferred stock issued for the purpose of redeeming or retiring other preferred stock.

   As of December 31, 1996, the Company estimates that the Mortgage and the articles of incorporation would have allowed the Company to issue up to approximately $1.7 billion and $1.1 billion of additional first mortgage bonds and preferred stock, respectively.

   In addition to the Mortgage restrictions on the Company's issuance of additional bonds, the Company must obtain ACC approval before issuing equity securities or incurring long-term debt. Existing ACC orders allow the Company to have approximately $501 million in aggregate par value of preferred stock and approximately $2.6 billion in principal amount of long-term debt outstanding at any one time. The Company does not expect these provisions or authorizations to limit the Company's ability to meet its capital requirements.

   Property Additions, and in many instances redeemed or retired bonds, as well as deposited cash, may be used for certain alternative purposes under the Mortgage, including the release of property from the lien thereof or the satisfaction of sinking or replacement fund requirements. The Mortgage contains restrictions on the issuance of bonds, withdrawal of cash, or release of property on the basis of property subject to prior liens. Property located on leaseholds or easements (as, for example, the Four Corners and Navajo Plants) will constitute fundable Property Additions if the leasehold or easement has an unexpired term of, or the term is extendable at the Company's option for, at least 30 years after the time of funding, or if the property may be removed by the Company without compensation.

REPLACEMENT FUND

   So long as any of the New Bonds are outstanding, the Company is required for each calendar year to deposit with the Bond Trustee cash in a formularized amount related to net additions to the Company's mortgaged utility plant; however, the Company may satisfy all or any part of the requirement by utilizing redeemed or retired bonds, net Property Additions, or property retirements. For 1995, such requirement amounted to approximately $128 million. Any cash that may be deposited by the Company pursuant to the requirement may, upon request by the Company, be applied to the redemption or purchase of bonds and, if not withdrawn against Property Additions or retired bonds within five years, must be so applied, subject in each case to any restrictions on any such redemption or purchase as set forth in the Prospectus Supplement relating to the issue of bonds to be redeemed or purchased.

EVENTS OF DEFAULT

   The following are defaults under the Mortgage: (a) failure to pay the principal of any bond outstanding under the Mortgage when due and payable; (b) failure to pay interest on any bond outstanding under the Mortgage within 60 days after the same is due and payable; (c) failure to pay any installment of any fund required to be applied to the purchase or redemption of bonds outstanding under the Mortgage within 60 days after the same is due and payable;
(d) certain events in bankruptcy, insolvency, or reorganization; and (e) failure to perform any other covenant of the Mortgage continuing for 90 days after notice by the Bond Trustee or holders of 15% in principal amount of Eligible bonds. The Mortgage allows the Bond Trustee to withhold notice of certain defaults, not including any default in the payment of principal of, or interest on, any bond outstanding, or in the payment of any sinking, improvement, replacement, or purchase fund installment, if it in good faith determines that the withholding of such notice is in the interests of the bondholders.

   The holders of not less than a majority in principal amount of Eligible bonds may direct the time, method, and place of conducting any proceeding for any remedy available to the Bond Trustee under the Mortgage; provided, however, that the Trustee may decline to follow any such direction under certain circumstances, including a determination made in good faith by the Bond Trustee that it will not be sufficiently indemnified for any expenditures, including its own charges, in any action or proceeding so directed. The Company is required to file with the Bond Trustee, on or before July 1 of each year, a certificate to the effect that, except as otherwise stated therein, the Company has complied with all of the provisions of the Mortgage and is not then in default thereunder.

MODIFICATION OF THE MORTGAGE

   The Mortgage and the rights of bondholders may be modified with the consent of the Company, and of the Bond Trustee if deemed affected, and the vote or assent of the holders of not less than 70% in principal amount of the Eligible bonds, and of not less than 70% in principal amount of the Eligible bonds of any one or more series (less than all) affected by any such modification; except that the bondholders, without the consent of the holder of each bond affected, have no power to (a) reduce the principal thereof, or the premium, if any, or rate of interest thereon or otherwise modify the terms of payment of principal, premium, or interest, or extend the maturity of any bonds, (b) permit the creation of any lien ranking prior to or on a parity with the lien of the Mortgage with respect to any of the mortgaged property, (c) deprive any nonassenting bondholder of a lien upon the mortgaged property for the security of his or her bonds, or (d) reduce the percentage of bondholders authorized to effect any such modification.

GLOBAL SECURITIES

   Some or all of the New Bonds of any series may be represented, in whole or in part, by one or more "Global Securities" which will have an aggregate principal amount equal to that of the New Bonds represented thereby. Each Global Security will be registered in the name of a depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Bond Supplemental Indenture.

   Notwithstanding any provision of the Mortgage or any New Bond described herein, no Global Security may be exchanged in whole or in part for New Bonds registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the depositary for such Global Security or any nominee of such depositary unless (i) the depositary has notified the Company that it is unwilling or unable to continue as depositary for such Global Security or has ceased to be qualified to act as such as required by the Mortgage, (ii) there shall have occurred and be continuing a default with respect to the New Bonds represented by such Global Security or
(iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Bond Supplemental Indenture and Prospectus Supplement. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the depositary may direct.

   As long as the depositary, or its nominee, is the registered holder of a Global Security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder of such Global Security and the New Bonds represented thereby for all purposes under the New Bonds and the Mortgage. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any New Bonds represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated New Bonds in exchange therefor and will not be considered to be the owners or holders of such Global Security or any New Bonds represented thereby for any purpose under the New Bonds or the Mortgage. All payments of principal of and any premium and interest on a Global Security will be made to the depositary or its nominee, as the case may be, as the holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

   Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of New Bonds represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges, and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the depositary from time to time. None of the Company, the Bond Trustee or any agent of the Company or the Bond Trustee will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising, or reviewing any records relating to such beneficial interests.

OTHER

   The Mortgage restricts the payment of dividends on common stock of the Company under certain conditions which have not existed in the past and do not currently exist.

   The Bond Trustee, security registrar, and paying agent under the Mortgage is The Bank of New York. The Company maintains normal banking arrangements with The Bank of New York, which includes (i) two commitments in the aggregate principal amount of approximately $35.7 million by The Bank of New York pursuant to reimbursement agreements related to letters of credit issued on behalf of the Company in connection with issuances of pollution control bonds, the proceeds of which were made available to the Company, and (ii) a $25 million commitment by The Bank of New York pursuant to a revolving credit agreement, $0 and $20 million of which, respectively, were outstanding at December 31, 1996. The Bank of New York also serves as (i) trustee for the holders of several issues of pollution control bonds issued on behalf of the Company, (ii) trustee under the Indenture relating to the subordinated Debt Securities (see "Description of Debt Securities" below), (iii) trustee under the Senior Note Indenture (as defined below), (iv) investment manager for the Company's nonunion post-retirement medical fund, and (v) custodian of international fixed-income assets for the Company's pension plan.

                         DESCRIPTION OF SENIOR NOTES

GENERAL

   The Senior Notes may be issued in one or more new series under an Indenture (the "Senior Note Indenture") between the Company and The Bank of New York, or any other trustee to be named, as Trustee (the "Senior Note Trustee"). The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Senior Note Indenture pursuant to which the Senior Notes are to be issued and to the Senior Notes, the forms of which are filed, or will be filed, as exhibits to the registration statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in the Senior Note Indenture are referred to herein or in a Prospectus Supplement, such provisions or terms are incorporated by reference herein or therein, as the case may be.

   Until the Release Date (as defined below), the Senior Notes will be secured by one or more series of New Bonds ("Senior Note Mortgage Bonds") issued and delivered by the Company to the Senior Note Trustee. See "Description of Senior Notes -- Security; Release Date." On the Release Date, the Senior Notes will cease to be secured by Senior Note Mortgage Bonds, will become unsecured obligations of the Company, and will rank on a parity with other unsecured senior indebtedness of the Company, including senior Debt Securities. The Senior
Note Indenture provides that, in addition to the Senior Notes offered hereby, additional Senior Notes may be issued thereunder, without limitation as to aggregate principal amount, provided that, prior to the Release Date, the amount of Senior Notes that may be issued cannot exceed the amount of first mortgage bonds that the Company is able to issue under its Mortgage. See "Description of New Bonds -- Issuance of Additional Bonds."

   Reference is made to the Prospectus Supplement relating to any particular issue of Offered Senior Notes for the following terms: (1) the title of such Senior Notes; (2) any limit on the aggregate principal amount of such Senior Notes or the series of which they are a part; (3) the date or dates on which the principal of any of such Senior Notes will be payable; (4) the rate or rates at which any of such Senior Notes will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular

Record Date for any such interest payable on any Interest Payment Date; (5) the place or places where the principal of and any premium and interest on any of such Senior Notes will be payable, if other than as described under "Description of Senior Notes -- Payment and Paying Agents"; (6) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Senior Notes may be redeemed, in whole or in part, at the option of the Company; (7) the obligation, if any, of the Company to redeem or purchase any of such Senior Notes pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Senior Notes will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (8) the denominations in which any of such Senior Notes will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (9) if the amount of principal of or any premium or interest on any of such Senior Notes may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (10) if other than the currency of the United States of America, the currency, currencies, or currency units in which the principal of or any premium or interest on any of such Senior Notes will be payable and the manner of determining the equivalent thereof in the currency of the United States of America for any purpose, including for purposes of determining the principal amount deemed to be Outstanding at any time; (11) if the principal of or any premium or interest on any of such Senior Notes is to be payable, at the election of the Company or the Holder thereof, in one or more currencies, or currency units other than those in which such Senior Notes are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined); (12) if other than the entire principal amount thereof, the portion of the principal amount of any of such Senior Notes which will be payable upon declaration of acceleration of the Maturity thereof;
(13) if the principal amount payable at the Stated Maturity of any of such Senior Notes will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);
(14) if applicable, that such Senior Notes, in whole or any specified part, are defeasible pursuant to the provisions of the Senior Note Indenture described under "Description of Senior Notes -- Defeasance and Covenant Defeasance -Defeasance and Discharge" or "Description of Senior Notes -- Defeasance and Covenant Defeasance -- Covenant Defeasance," or under both such captions; (15) whether any of such Senior Notes will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to under "Description of Senior Notes -- Global Securities" and, if different from those described under such caption, any circumstances under which any such Global Security may be exchanged in whole or in part for Senior Notes registered, and any transfer of such Global Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; (16) if any of such Senior Notes are to be issued prior to the Release Date, the designation of the series of Senior Note Mortgage Bonds to be delivered to the Senior Note Trustee as security for such Senior Notes; (17) any addition to or change in the Events of Default applicable to any of such Senior Notes and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Senior Notes due and payable; (18) any addition to or change in the covenants in the Senior Note Indenture; and (19) any other terms of such Senior Notes not inconsistent with the provisions of the Senior
Note Indenture. (Section 301).

   Senior Notes, including Original Issue Discount Notes, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Senior Notes sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Senior Notes which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement.

   Except as otherwise described in the Prospectus Supplement, the covenants contained in the Senior Note Indenture would not afford holders of Senior Notes protection in the event of a highly-leveraged transaction involving the Company.

FORM, EXCHANGE, AND TRANSFER

   The Senior  Notes of each series will be  issuable  only in fully  registered form without coupons and, unless otherwise specified in the applicable Prospectus Supplement, in denominations of $1,000 and any integral multiple thereof. (Section 302).

   At the option of the Holder, subject to the terms of the Senior Note Indenture and the limitations applicable to Global Securities, Senior Notes of any series will be exchangeable for other Senior Notes of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305).

   Subject to the terms of the Senior Note Indenture and the limitations applicable to Global Securities, Senior Notes may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Note Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Senior Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Note Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Senior Note Trustee as Note Registrar. Any transfer agent (in addition to the Note Registrar) initially designated by the Company for any Senior Notes will be named in the applicable Prospectus Supplement. (Section 305). The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Senior Notes of each series. (Section 1102).

   If the Senior Notes of any series (or of any series and specified tenor) are to be redeemed, the Company will not be required to (i) issue, register the transfer of, or exchange any Senior Note of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Senior Note that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Senior Note so selected for redemption, in whole or in part, except the unredeemed portion of any such Senior Note being redeemed in part. (Section
305).

GLOBAL NOTES

   Some or all of the Senior Notes of any series may be represented, in whole or in part, by one or more Global Notes which will have an aggregate principal amount equal to that of the Senior Notes represented thereby. Each Global Note will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Senior Note Indenture.

   Notwithstanding any provision of the Senior Note Indenture or any Senior Note described herein, no Global Note may be exchanged in whole or in part for Senior Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Note or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Note or has ceased to be qualified to act as such as required by the Senior Note Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Senior Notes represented by such Global Note or
(iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Note or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305).

   As long as the Depositary, or its nominee, is the registered Holder of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Note and the Senior Notes represented thereby for all purposes under the Senior Notes and the Senior Note Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Note will not be entitled to have such Global Note or any Senior Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Senior Notes in exchange therefor and will not be considered to be the owners or Holders of such Global Note or any Senior Notes represented thereby for any purpose under the Senior Notes or the Senior Note Indenture. All payments of principal of and any premium and interest on a Global Note will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Note.

   Ownership of beneficial interests in a Global Note will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Note, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Senior Notes represented by the Global Note to the accounts of its participants. Ownership of beneficial interests in a Global Note will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges, and others matters relating to beneficial interests in a Global Note may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Senior Note Trustee or any agent of the Company or the Senior Note Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising, or reviewing any records relating to such beneficial interests.

PAYMENT AND PAYING AGENTS

   Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Senior Note on any Interest Payment Date will be made to the Person in whose name such Senior Note (or one or more Predecessor Senior Notes) is registered at the close of business on the Regular Record Date for such interest. (Section 307).

   Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Senior Notes of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Note Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Senior Note Trustee in The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Senior Notes of each series. Any other Paying Agents initially designated by the Company for the Senior Notes of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Senior Notes of a particular series. (Section 1102).

   All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Senior Notes which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Senior Notes thereafter may look only to the Company for payment thereof. (Section 1103).

CONSOLIDATION, MERGER, AND SALE OF ASSETS

   The Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets "substantially as an entirety" to any Person, and may not permit any Person to consolidate with or merge into the Company or convey, transfer, or lease its properties and assets substantially as an entirety to the Company, unless (a) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and (i) assumes the Company's obligations on the Senior Notes and under the Senior Note Indenture, and (ii) if such consolidation, merger, conveyance, transfer, or lease occurs prior to the Release Date, assumes the Company's obligations under the Senior Note Mortgage Bonds and under the Mortgage; (b) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) certain other conditions are met. The term "substantially as an entirety" means 50% or more of the total assets of the Company as shown on the Company's consolidated balance sheet as of the end of the calendar year immediately preceding the day of the year in which such determination is made. (Section 901).

SECURITY; RELEASE DATE

   Until the Release Date (as defined below), the Senior Notes will be secured by one or more series of Senior Note Mortgage Bonds issued and delivered by the Company to the Senior Note Trustee (see "Description of the New

Bonds"). Upon the issuance of a series of Senior Notes prior to the Release Date, the Company will simultaneously issue and deliver to the Senior Note Trustee, as security for such series of Senior Notes, a series of Senior Note
Mortgage Bonds that will have the same stated rate or rates of interest (or interest calculated in the same manner), Interest Payment Dates, Stated Maturity and redemption provisions, and will be in the same aggregate principal amount as the series of the Senior Notes being issued. (Sections 401-403). Payments by the Company to the Senior Note Trustee of principal of, premium and interest on, a series of Senior Note Mortgage Bonds will be applied by the Senior Note Trustee to satisfy the Company's obligations with respect to principal of, premium and interest on, the related series of Senior Notes (Section 312). THE RELEASE DATE WILL BE THE DATE THAT ALL FIRST MORTGAGE BONDS ("FIRST MORTGAGE BONDS") OF THE COMPANY ISSUED AND OUTSTANDING UNDER THE MORTGAGE, OTHER THAN SENIOR NOTE MORTGAGE BONDS, HAVE BEEN RETIRED (AT, BEFORE OR AFTER THE MATURITY THEREOF) THROUGH PAYMENT, REDEMPTION, OR OTHERWISE. ON THE RELEASE DATE, THE SENIOR NOTE TRUSTEE WILL DELIVER TO THE COMPANY FOR CANCELLATION ALL SENIOR NOTE MORTGAGE BONDS AND THE COMPANY WILL CAUSE THE SENIOR NOTE TRUSTEE TO PROVIDE NOTICE TO ALL HOLDERS OF SENIOR NOTES OF THE OCCURRENCE OF THE RELEASE DATE. AS A RESULT, ON THE RELEASE DATE, THE SENIOR NOTE MORTGAGE BONDS WILL CEASE TO SECURE THE SENIOR NOTES, AND THE SENIOR NOTES WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY. (SECTION 407) SEE "DESCRIPTION OF SENIOR NOTES -- DEFEASANCE AND COVENANT DEFEASANCE -- DEFEASANCE AND DISCHARGE" FOR A DISCUSSION OF ANOTHER SITUATION IN WHICH OUTSTANDING SENIOR NOTES WOULD NOT BE SECURED BY SENIOR NOTE MORTGAGE BONDS. Each series of Senior Note Mortgage Bonds will be a series of New Bonds, all of which are secured by a lien on certain property owned by the Company. See "Description of New Bonds -- Security." In certain circumstances prior to the Release Date, the Company is permitted to reduce the aggregate principal amount of a series of Senior Note Mortgage Bonds held by the Senior Note Trustee, but in no event to an amount lower than the aggregate outstanding principal amount of the series of Senior Notes initially issued contemporaneously with such Senior Note Mortgage Bonds. (Section 409). Following the Release Date, the Company will cause the Mortgage to be closed and the Company will not issue any additional First Mortgage Bonds under the Mortgage. (Section 403). While the Company will be precluded after the Release Date from issuing additional First Mortgage Bonds, the Company will not be precluded under the Senior Note Indenture or the Senior Notes from issuing or assuming other secured debt, or incurring liens on its property, unless otherwise indicated in the applicable Prospectus Supplement.

EVENTS OF DEFAULT

   Each of the  following  will  constitute an Event of Default under the Senior
Note Indenture with respect to Senior Notes of any series: (a) failure to pay principal of or any premium on any Senior Note of that series when due, continued for five days; (b) failure to pay any interest on any Senior Notes of that series when due, continued for sixty days; (c) failure to deposit any sinking fund payment, when due, in respect of any Senior Note of that series;
(d) failure to perform any other covenant of the Company in the Senior Note Indenture (other than a covenant included in the Senior Note Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the Senior Note Trustee, or the Holders of a majority in principal amount of the Outstanding Senior Notes of that series, as provided in the Senior Note Indenture; (e) prior to the Release Date, the occurrence of a Default under the Mortgage (see "Description of the Bonds -Events of Default"), of which the Trustee under the Mortgage, the Company or the Holders of at least 25% in aggregate principal amount of the outstanding Senior Notes have given written notice thereof to the Senior Note Trustee; and
(f) certain events in bankruptcy, insolvency or reorganization. (Section 601).

   If an Event of Default  (other than an Event of Default  described  in clause
(f) above) with respect to the Senior Notes of any series at the time Outstanding shall occur and be continuing, either the Senior Note Trustee or the Holders of a majority in principal amount of the Outstanding Senior Notes of that series by notice as provided in the Senior Note Indenture may declare the principal amount of the Senior Notes of that series (or, in the case of any Senior Note that is an Original Issue Discount Note or the principal amount of which is not then determinable, such portion of the principal amount of such Senior Note, or such other amount in lieu of such principal amount, as may be specified in the terms of such Senior Note) to be due and payable immediately. If an Event of Default described in clause (f) above with respect to the Senior Notes of any series at the time Outstanding shall occur, the principal amount of all the Senior Notes of that series (or, in the case of any such Original Issue Discount Note or other Senior Note, such specified amount) will automatically, and without any action by the Senior Note Trustee or any Holder, become immediately due and payable. After any such acceleration, but before (i) a judgment or decree based on acceleration or (ii) the Senior Note Trustee's receipt from the Trustee under the Mortgage of a notice of acceleration of Senior Note First Mortgage

Bonds such acceleration will be automatically waived and rescinded if all Events of Default, other than the non- payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 602). For information as to waiver of defaults, see "Modification and Waiver."

   Subject to the provisions of the Senior Note Indenture relating to the duties of the Senior Note Trustee in case an Event of Default shall occur and be continuing, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Senior Note Trustee reasonable indemnity. (Section 703). Subject to such provisions for the indemnification of the Senior Note Trustee, the Holders of a majority in principal amount of the Outstanding Senior Notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee, with respect to the Senior Notes of that series. (Section 612).

   No Holder of a Senior Note of any series will have any right to institute any proceeding with respect to the Senior Note Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Senior Note Trustee written notice of a continuing Event of Default with respect to the Senior Notes of that series,
(ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Notes of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Senior Note Trustee to institute such proceeding as trustee and (iii) the Senior Note Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Senior Notes of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 607). However, such limitations do not apply to a suit instituted by a Holder of a Senior Note for the enforcement of payment of the principal of or any premium or interest on such Senior Note on or after the applicable due date specified in such Senior Note. (Section 608).

   The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1104).

MODIFICATION AND WAIVER

   Modifications and amendments of the Senior Note Indenture may be made by the Company and the Senior Note Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Senior Notes of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Senior Note affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest on, any Senior Note,
(b) reduce the principal amount of, or any premium or interest on, any Senior Note, (c) reduce the amount of principal of an Original Issue Discount Note or any other Senior Note payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Senior Note, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Note, (f) prior to the Release Date, (i) impair the interest of the Senior Note Trustee in the Senior Note Mortgage Bonds, (ii) reduce the principal amount of any series of Senior Note Mortgage Bonds to an amount less than the principal amount of the related Series of Notes, or (iii) alter the payment provisions of the Senior Note Mortgage Bonds in a manner adverse to the Holders of the Notes, or (g) reduce the percentage in principal amount of Outstanding Senior Notes of any series, the consent of whose Holders is required for modification or amendment of the Senior Note Indenture, reduce the percentage in principal amount of Outstanding Senior Notes of any series necessary for waiver of compliance with certain provisions of the Senior Note Indenture or for waiver of certain defaults or modify such provisions with respect to modification and waiver. (Section 1002).

   The Holders of a majority in principal amount of the Outstanding Senior Notes of any series may waive compliance by the Company with certain restrictive provisions of the Senior Note Indenture. (Section 1108). The Holders of a majority in principal amount of the Outstanding Senior Notes of any series may waive any past default under the Senior Note Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Senior Note Indenture which cannot be amended without the consent of the Holder of each Outstanding Senior Note of such series affected. (Section 613).

   The Senior Note Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Senior Notes have given or taken any direction, notice, consent, waiver, or other action under the

Senior Note Indenture as of any date, (i) the principal amount of an Original Issue Discount Note that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Senior Note is not determinable (for example, because it is based on an index), the principal amount of such Senior Note deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Senior Note and (iii) the principal amount of a Senior Note denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Senior Note, of the principal amount of such Senior Note (or, in the case of a Senior Note described in clause (i) or (ii) above, of the amount described in such clause). Certain Senior Notes, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1402, will not be deemed to be Outstanding. (Section 101).

   Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Senior Notes of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Senior Note Indenture, in the manner and subject to the limitations provided in the Senior Note Indenture. In certain limited circumstances, the Senior Note Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Senior Notes of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Senior Notes within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as may be specified by the Company (or the Senior Note Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104).

DEFEASANCE AND COVENANT DEFEASANCE

   If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 1402, relating to defeasance and discharge of indebtedness, or Section 1403, relating to defeasance of certain restrictive covenants in the Senior Note Indenture, applied to the Senior Notes of any series, or to any specified part of a series. (Section 1401).

   DEFEASANCE AND DISCHARGE. The Senior Note Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1402 applied to any Senior Notes, the Company will be discharged from all its obligations with respect to such Senior Notes (except for certain obligations to exchange or register the transfer of Senior Notes, to replace stolen, lost or mutilated Senior Notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Senior Notes of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Senior Notes on the respective Stated Maturities in accordance with the terms of the Senior Note Indenture and such Senior Notes. UPON SUCH DEFEASANCE AND DISCHARGE, THE SENIOR NOTE TRUSTEE WILL DELIVER TO THE COMPANY FOR CANCELLATION ALL SENIOR NOTE MORTGAGE BONDS SECURING SUCH SENIOR NOTES, AFTER WHICH TIME THE SENIOR NOTES WILL NO LONGER BE SECURED BY SENIOR NOTE MORTGAGE BONDS. Such defeasance and discharge may occur only if, among other things, the Company has delivered to the Senior Note Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Senior Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1402 and 1404).

   DEFEASANCE OF CERTAIN COVENANTS. The Senior Note Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1403 applied to any Senior Notes, the Company may omit to comply with certain restrictive covenants that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) under "Description of Senior Notes -- Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default will cease to be effective, in each case with respect to such Senior Notes. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Senior Notes, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Senior Notes on the respective Stated Maturities in accordance with the terms of the Senior Note Indenture and such Senior Notes. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Senior Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Senior Notes and such Senior Notes were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Senior Notes at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Senior Notes upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1403 and 1404).

NOTICES

   Notices to Holders of Senior Notes will be given by mail to the addresses of such Holders as they may appear in the Note Register. (Sections 101 and 106).

TITLE

   The Company, the Senior Note Trustee, and any agent of the Company or the Senior Note Trustee may treat the Person in whose name a Senior Note is registered as the absolute owner thereof (whether or not such Senior Note may be overdue) for the purpose of making payment and for all other purposes.
(Section 308).

GOVERNING LAW

   The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the law of the State of New York. (Section 112).

REGARDING THE SENIOR NOTE TRUSTEE

   The Senior Note Trustee is The Bank of New York. The Company maintains normal banking arrangements with The Bank of New York, which includes (i) two commitments in the aggregate principal amount of approximately $35.7 million by The Bank of New York pursuant to reimbursement agreements related to letters of credit issued on behalf of the Company in connection with issuances of pollution control bonds, the proceeds of which were made available to the Company, and
(ii) a $25 million commitment by The Bank of New York pursuant to a revolving credit agreement, $0 and $20 million of which, respectively, was outstanding at December 31, 1996. The Bank of New York also serves as (i) trustee under the Mortgage, (ii) trustee for the holders of several issues of pollution control bonds issued on behalf of the Company, (iii) trustee under the Company's Indenture relating to subordinated Debt Securities (see below), (iv) investment manager for the Company's nonunion post-retirement medical fund, and (v) custodian of international fixed-income assets for the Company's pension plan.

                        DESCRIPTION OF DEBT SECURITIES

GENERAL

   The Debt Securities may be issued in one or more new series under an Indenture between the Company and (i) The Bank of New York, in the case of subordinated Debt Securities, and (ii) The Chase Manhattan Bank, in the case of senior Debt Securities, or any other trustees to be named, as Trustee (each, a "Trustee"). The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indentures pursuant to which the subordinated and senior Debt Securities are to be issued and to the Debt Securities, the forms of which are filed, or will be filed, as exhibits to the registration statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in such documents are referred to herein or in a Prospectus Supplement, such provisions or terms are incorporated by reference herein or therein, as the case may be.

   The Debt Securities will be unsecured obligations of the Company. Separate Indentures will be used for senior Debt Securities and subordinated Debt Securities, respectively, although the description of the Indenture herein, except as specifically stated otherwise, applies to both Indentures.

   Reference is made to the Prospectus Supplement relating to any particular issue of Offered Debt Securities for the following terms: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part; (3) the date or dates on which the principal of any of such Debt Securities will be payable; (4) the rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (5) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable, if other than as described under "Description of Debt Securities -- Payment and Paying Agents"; (6) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (7) the obligation, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (8) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (9) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (10) if other than the currency of the United States of America, the currency, currencies, or currency units in which the principal of or any premium or interest on any of such Debt Securities will be payable and the manner of determining the equivalent thereof in the currency of the United States of America for any purpose, including for purposes of determining the principal amount deemed to be Outstanding at any time; (11) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies, or currency units other than those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined); (12) if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (13) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (14) if applicable, that such Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "Description of Debt Securities -- Defeasance and
Covenant Defeasance -- Defeasance and Discharge" or "Description of Debt Securities -Defeasance and Covenant Defeasance -- Covenant Defeasance," or under both such captions; (15) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to under "Description of Debt Securities -- Global Securities" and, if different from those described under such caption, any circumstances under which any such Global Security may be exchanged in whole or in part for Debt Securities registered, and any transfer of such Global Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; (16) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Debt Securities due and payable; (17) any addition to or change in the covenants in the Indenture; and (18) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 301).

   Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement.

   Except as otherwise described in the Prospectus Supplement, the covenants contained in the Indenture would not afford holders of Debt Securities protection in the event of a highly-leveraged transaction involving the Company.

SUBORDINATION

   The Indenture relating to the subordinated Debt Securities provides that, unless otherwise provided in a supplemental indenture or a Board Resolution, the Debt Securities will be subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the Company, whether outstanding as of the date of the Indenture or thereafter incurred. (Section 1401). The balance of the information under this "Subordination" heading assumes that the relevant supplemental indenture or Board Resolution results in the corresponding series of Debt Securities being subordinated obligations of the Company.

   No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the subordinated Debt Securities may be made if any Senior Debt is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Debt has been accelerated because of a default. (Section 1402). Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Debt must be paid in full before the holders of the subordinated Debt Securities are entitled to receive or retain any payment. (Section 1403). The rights of the holders of the subordinated Debt Securities will be subordinated to the rights of the holders of Senior Debt to receive payments or distributions applicable to Senior Debt until all amounts owing on the Debt Securities are paid in full. (Section 1404).

   The term "Senior Debt" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

         (a) all indebtedness of the Company evidenced by notes, debentures, bonds, or other securities sold by the Company for money, including all first mortgage bonds of the Company outstanding from time to time;

         (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company; and

         (c) all renewals, extensions, or refundings of indebtedness of the kinds described in any of the preceding clauses (a) and (b);

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Debt Securities. (Section 101).

   The Indenture does not limit the aggregate amount of Senior Debt that the Company may issue. As of December 31, 1996, outstanding Senior Debt and subordinated debt of the Company aggregated approximately $2 billion and $75 million, respectively. Any Senior Notes issued by the Company would constitute Senior Debt, whether before or after the Release Date. See "Description of Senior Notes -- Security; Release Date."

FORM, EXCHANGE, AND TRANSFER

   The Debt Securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable Prospectus Supplement, in denominations of $1,000 and any integral multiple thereof. (Section 302).

   At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount.
(Section 305).

   Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus

Supplement. (Section 305). The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002).

   If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed, the Company will not be required to (i) issue, register the transfer of, or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section
305).

GLOBAL SECURITIES

   Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

   Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305).

   As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

   Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges, and others matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising, or reviewing any records relating to such beneficial interests.

PAYMENT AND PAYING AGENTS

   Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307).

   Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002).

   All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section 1003).

CONSOLIDATION, MERGER, AND SALE OF ASSETS

   Unless otherwise indicated in the applicable Prospectus Supplement, the Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and may not permit any Person to consolidate with or merge into the Company or convey, transfer, or lease its properties and assets substantially as an entirety to the Company, unless (i) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) certain other conditions are met. (Section 801).

EVENTS OF DEFAULT

   Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture; and (e) certain events in bankruptcy, insolvency or reorganization. (Section 501).

   If an Event of Default  (other than an Event of Default  described  in clause
(e) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (e) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 502). For information as to waiver of defaults, see "Modification and Waiver."

   Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603). Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512).

   No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508).

   The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004).

MODIFICATION AND WAIVER

   Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than 66 2/3 % in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,
(f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or modify such provisions with respect to modification and waiver. (Section 902).

   The Holders of not less than 66 2/3 % in aggregate principal amount of the Outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1008). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513).

   The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver, or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt

Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and
(iii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding. (Section 101).

   Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104).

DEFEASANCE AND COVENANT DEFEASANCE

   If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, applied to the Debt Securities of any series, or to any specified part of a series. (Section 1301).

   DEFEASANCE AND DISCHARGE. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1302 applied to any Debt Securities, the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304).

   DEFEASANCE OF CERTAIN COVENANTS. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1303 applied to any Debt Securities, the Company may omit to comply with certain restrictive covenants that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default and the provisions of Article
Fourteen relating to subordination (included in the Indenture relating to subordinated Debt Securities) will cease to be effective, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1303 and 1304).

NOTICES

   Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.
(Sections 101 and 106).

TITLE

   The Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308).

GOVERNING LAW

   The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112).

REGARDING THE TRUSTEES

   The Trustee under the Indenture relating to the subordinated Debt Securities is The Bank of New York. The Company maintains normal banking arrangements with The Bank of New York, which includes (i) two commitments in the aggregate principal amount of approximately $35.7 million by The Bank of New York pursuant to reimbursement agreements related to letters of credit issued on behalf of the Company in connection with issuances of pollution control bonds, the proceeds of which were made available to the Company, and (ii) a $25 million commitment by The Bank of New York pursuant to a revolving credit agreement, $0 and $20 million of which, respectively, were outstanding at December 31, 1996. The Bank of New York also serves as (i) trustee under the Mortgage (see "Description of New Bonds"), (ii) trustee for the holders of several issues of pollution control bonds issued on behalf of the Company, (iii) trustee under the Senior Note Indenture (see "Description of Senior Notes"), (iv) investment manager for the Company's nonunion post-retirement medical fund and (v) custodian of international fixed-income assets for the Company's pension plan. The Trustee under the Indenture relating to the senior Debt Securities is The Chase Manhattan Bank. The Company maintains normal banking arrangements with The Chase Manhattan Bank. The Chase Manhattan Bank also (i) serves as trustee for the holders of several series of bonds secured by, among other things, the Company's payments under its Palo Verde Nuclear Generating Station leases (these bonds were issued by a party unaffiliated with the Company), (ii) serves as an issuing and paying agent with respect to the Company's commercial paper program, and
(iii) has a commitment to lend the Company up to $55 million under a revolving credit agreement, $50 million of which was outstanding as of December 31, 1996. In addition, an affiliate of The Chase Manhattan Bank is the lessor with respect to a lease with the Company relating to the sale and leaseback of a portion of Unit 2 of the Palo Verde Nuclear Generating Station.

                             PLAN OF DISTRIBUTION

   The Company intends to sell up to $75 million in aggregate principal amount of the Offered Securities to or through underwriters or dealers, and may also sell the Offered Securities directly to other purchasers or through agents, as described in the Prospectus Supplement relating to an issue of Offered Securities.

   The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

   In connection with the sale of the Offered Securities, underwriters may receive compensation from the Company or from purchasers of Offered Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Offered Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 (the "1933 Act"). Any such person who may be deemed to be an underwriter will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

   Under agreements which may be entered into by the Company, underwriters, dealers, and agents who participate in the distribution of the Offered
Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the 1933 Act.

                                     EXPERTS

   The financial statements incorporated in this Prospectus by reference to the Company's 1995 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   With respect to the unaudited interim financial information for the periods ended March 31, and June 30, 1996 and 1995, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                LEGAL OPINIONS

   The validity of the Securities offered hereby will be passed upon for the Company by Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004, and, it is currently anticipated, for any underwriters of Securities by Sullivan & Cromwell, 444 South Flower Street, Los Angeles, California 90071. In giving their opinions, Sullivan & Cromwell and Snell & Wilmer L.L.P. may rely as to matters of New Mexico law upon the opinion of Keleher & McLeod, P.A., 1200 Public Service Building, Albuquerque, New Mexico 87102, Sullivan & Cromwell may rely as to all matters of Arizona law upon the opinion of Snell & Wilmer L.L.P., and Snell & Wilmer L.L.P. may rely as to all matters of New York law upon the opinion of Sullivan & Cromwell.

No  dealer,  salesperson  or  other  person  has  been  authorized  to give  any information or to make any representation not contained in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representation must not be relied upon as having been audited by the Company or by any agent or underwriter. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                ---------------

                  TABLE OF CONTENTS
               Prospectus Supplement

                                            PAGE
                                            ----

Prospectus Supplement Summary ..............S-2
Investment Considerations ..................S-3
Application of Proceeds ....................S-3
Certain Terms of the Capital Securities  ...S-4
United States Taxation .....................S-5
Underwriting ...............................S-8
Legal Matters ..............................S-8

                 PROSPECTUS
Available Information ......................2
Incorporation of Certain Documents by
Reference ..................................2
Selected Information .......................3
The Company ................................4
Application of Proceeds.....................4
Earnings Ratios ............................4
Securities .................................4
Description of New Bonds ...................4
Description of Senior Notes ................8
Description of Debt Securities..............15
Plan of Distribution........................22
Experts ....................................23
Legal Opinions .............................23



                                   $50,000,000
                             Arizona Public Service
                                    Company

                                  IMAGE: "APS"

                                    QUICS(sm)
                      % Quarterly Income Capital Securities
                          (Series B Junior Subordinated
                              Debentures Due 2037)

                                   ----------
                              PROSPECTUS SUPPLEMENT
                                     , 1997
                                   ----------

                                 Lehman Brothers
                               Merrill Lynch & Co.
                            PaineWebber Incorporated